EXHIBIT 99.1
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FOR IMMEDIATE RELEASE                              CONTACT: Caren W. Steffes
Wednesday, May 31, 2000                                     (281) 492-5393


                    DIAMOND OFFSHORE DRILLING, INC. ANNOUNCES
                PLANS TO OFFER ZERO COUPON CONVERTIBLE DEBENTURES


Houston, Texas, May 31, 2000 -- Diamond Offshore Drilling, Inc. (NYSE:DO) today announced plans to begin a private placement of 20-year zero coupon convertible debentures with proceeds of approximately $300 million. The company expects the offering to commence today with a closing next week.

The company intends to use the net proceeds from the financing for general corporate purposes.

The securities offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Diamond Offshore is a leader in deep water drilling. The Company's fleet of 45 offshore drilling rigs consists of 30 semisubmersibles, 14 jack-ups and one drillship. The fleet operates in the waters of six of the world's seven continents.

Statements in this press release that contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 include, but are not limited to, discussions regarding the timing, terms, amounts, use of proceeds and other aspects of the offering including market conditions, customary offering closing conditions, the company's results of operations and other factors detailed in the company's filing with the Securities and Exchange Commission. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. A discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.



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